CONTACT:

David Gillespie, President & CEO	Rob Schatz
New Generation Biofuels Holdings Inc.	Wolfe Axelrod Weinberger
713-973-5720	Associates, LLC.
212-370-4500

H2DIESEL HOLDINGS ANNOUNCES COMPANY NAME CHANGE TO
NEW GENERATION BIOFUELS HOLDINGS, INC.

Houston, TX - March 28th, 2008 - H2Diesel Holdings Inc. (OTC Bulletin Board: HTWO) and its subsidiary H2Diesel, Inc. announced today their new names: New Generation Biofuels Holdings Inc. and New Generation Biofuels, Inc, respectively, effective immediately. The Company’s ticker symbol will remain “HTWO.OB”.

“We’re excited to be introducing our new name: New Generation Biofuels” said David A. Gillespie, President and CEO. “We have adopted our new name to more accurately reflect the actual characteristics of our product and customer mix and to move away from our earlier, more narrow association with traditional on-road diesels. In fact, our markets are far broader than simple on road vehicle applications. They also include power generation, process and space heating, marine, and off-road heavy equipment. ‘New Generation Biofuels’ also reflects the second generation nature of our biofuel technology as a departure from yesterday’s complex refined biofuels.”

Gillespie continued, “Our new company logo symbolizes the clean green nature of our products that, in many respects, are ahead of their time, hence the reference to ‘New Generation.’ Our swirling icon incorporates a growing leaf which represents the renewable emulsification technology we call New Generation Biofuel.”

The Company’s new website is now available and we encourage all previous web traffic from our previous site www.h2diesel.net to launch their browsers to www.newgenerationbiofuel.com

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we intend to market as a new class of biofuel for power generation, heavy equipment, marine use and as heating fuel. We believe our proprietary biofuel can provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels. Our business model calls for establishing direct sales from manufacturing plants that we may purchase or build and sublicensing our technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and our Current Report on Form 8-K filed on October 18, 2007.

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